Exhibit 99.(a)(1)
SPECTRUM PHARMACEUTICALS, INC.
Offer To Purchase For Cash Employee Stock Options
Under
Third Amended and Restated 1997 Stock Incentive Plan
and
2003 Amended and Restated Incentive Award Plan
March 23, 2009
As Amended April 9, 2009
The Offer And The Associated Withdrawal Rights Expire On
Thursday, April 23, 2009 At 11:59 P.M., Pacific Time,
Unless The Offer Is Extended
     We are offering to purchase for cash certain employee stock options from our eligible employees (the “Offer”). The stock options subject to this Offer are outstanding employee stock options with exercise prices equal to or greater than $5.00 per share that were granted at anytime under our Third Amended and Restated 1997 Stock Incentive Plan and 2003 Amended and Restated Incentive Award Plan (collectively, the “Plans”) and that are outstanding and unexpired on Monday, March 23, 2009 and at the expiration date of the Offer on Thursday, April 23, 2009 or such later date if the Offer is extended. Eligible employees are only those employees of Spectrum Pharmaceuticals, Inc. (the “Company”) or one of its subsidiaries as of Monday, March 23, 2009, including officers, who continue to be employees through the expiration date of the Offer on Thursday, April 23, 2009, or such later date if the Offer is extended. The cash amount that we are offering to pay for each eligible option that is tendered to us under this Offer is $0.01 or $1.15, as specifically set forth in Section III.2 (beginning on page 8).
     We are making this Offer on the terms and subject to the conditions stated herein. You are not required to tender your eligible options. You may choose to tender any eligible option in response to this Offer, but if you tender an option, you must tender all shares underlying that option. If you elect to tender your options, but you fail to indicate which options to be tendered, all of your eligible options will be tendered. We are required by law to withhold a certain amount your Cash Payment for the payment of taxes.
IMPORTANT
     If you would like to accept this Offer, you must properly complete and submit your election to the Company by email or you must complete and sign the Letter of Transmittal in accordance with terms set forth in the offering materials and deliver them to the Company by email to lisa.broman@spectrumpharm.com or by mail to Attn: Lisa Broman, 157 Technology Drive, Irvine, California 92618. Your election must be received by the Company by 11:59 P.M., Pacific Time, on Thursday, April 23, 2009 (or such later time and date that we will specify if we extend the Offer period). If we do not receive your election by the expiration of the Offer, you will be deemed to have rejected this Offer.

All questions about this Offer or requests for assistance or for additional copies of any offering materials should be made by email to William Pedranti at wpedranti@spectrumpharm.com.
Although our Board of Directors has approved this Offer, neither Spectrum Pharmaceuticals, Inc. nor our Board of Directors makes any recommendation to you as to whether you should tender your eligible options.
Participating in the Offer involves risks. See Section II “Risks of Participating in the Offer” (beginning on page 5).
Our common stock is quoted on the NASDAQ Global Market under the symbol “SPPI.” On April 8, 2009, the closing price of our common stock as reported on the NASDAQ Global Market was $2.50 per share. You should obtain current market prices for our common stock before you decide whether to tender your eligible options.
As of March 23, 2009, options to purchase up to 7,803,872 shares of our common stock were issued and outstanding under the Plans. Of these, 2,954,072 options are eligible to be tendered in the Offer. If all of the eligible options were tendered to us, the aggregate purchase price would be approximately $3.4 million.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender your eligible options in this Offer. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained herein and all related documents filed as part of the Tender Offer Statement filed with the United States Securities and Exchange Commission (“SEC”) on March 23, 2009, as amended on April 9, 2009.
This Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained herein. Any representation to the contrary is a criminal offense.
We are not making this Offer to, nor will we accept any tender of eligible options from or on behalf of, employees in any jurisdiction in which the Offer or the acceptance of any tender of eligible options would not comply with the laws of such jurisdiction. We may, however, at our discretion, take any actions necessary for us to make the Offer to eligible employees in any jurisdiction.
Nothing in this document shall be construed to give any person the right to remain in our employ or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law (subject to the terms of any employment agreement). Nothing in this document should be considered a contract or guarantee of wages or compensation.

I. SUMMARY OF TERMS
The summary below answers some of the questions that you may have about this Offer. We urge you to read carefully the entire Offer to Purchase for additional details not addressed in this summary. In this Offer to Purchase, references to “Company,” “we,” “us” and “our” mean Spectrum Pharmaceuticals, Inc.
Description of the Offer

Q1.	What is the Offer?
We are offering to repurchase eligible options from eligible employees in exchange for a cash amount of $0.01 or $1.15 per share underlying the option (the “Cash Payment”), as specifically set forth in Section III.2 (beginning on page 8). Eligible options are all unexpired vested and unvested stock options granted at anytime under our Third Amended and Restated 1997 Stock Incentive Plan and 2003 Amended and Restated Incentive Award Plan held by eligible employees with exercise prices equal to or in excess of $5.00 per share.

Q2.	Why are we conducting the Offer?
We believe that an effective and competitive employee incentive program is imperative for the future growth and success of the Company. The principal reasons we originally granted the eligible options was to provide an incentive to our valued employees to remain our employees, to help us create stockholder value and to share in the stockholder value that they create. However, declines in the trading price of our common stock since the time these stock option grants were made, have caused many of our outstanding stock options to be “out of the money” (for more information about “in the money” and “out of the money” options, see Question 11). Unfortunately, this decline in the price of our common stock has substantially eliminated the incentive and retention value of the options granted to our employees.
In addition, due to our rapid growth over the past few years and a low personnel turnover rate combined with our success in financing our operations without having to issue additional equity, we have a limited number of shares available for future grant under our 2003 Amended and Restated Incentive Award Plan, which is currently limited to a percentage of outstanding stock. We wish to provide our employees the opportunity to benefit from their significant contributions to our business despite the loss of the stock’s value, and to provide an additional incentive to remain with us by allowing for employees to realize some cash value for “out of the money” options thus realizing a small portion of the original value of the grants, which have been charged as compensation expense over the years. Additionally, this program increases the pool of shares available for future grant under our 2003 Amended and Restated Incentive Award Plan, which grants will allow us to provide incentives to our employees that align their interest with that of our stockholders.

Q3.	Do I have to participate in the Offer?
No. You do not have to accept this Offer. This Offer is completely voluntary, and there are no penalties for electing not to participate.

Q4.	What happens with my options if I do not participate in the Offer?
If you do not elect to participate in the Offer, your outstanding options will remain outstanding under the terms and conditions under which they were originally granted. You do not have to take any further action if you elect not participate in the Offer.

Q5.	Who may participate in this Offer?
Only “eligible employees” may participate in this Offer. Eligible employees are only those employees of the Company or one of its subsidiaries as of Monday, March 23, 2009, including officers, who continue to be employees through the expiration date of the Offer on Thursday, April 23, 2009, or such later date if the Offer is extended. Non-employee members of our Board of Directors and consultants are not eligible to participate in the Offer.

Q6.	Can I tender only some, but not all, of my eligible options?
Yes. However, if you tender an eligible option, you must tender all shares underlying that option. If you elect to tender an eligible option, you must indicate on your Letter of Transmittal which option(s) that you elect to tender. If you elect to tender your options, but you fail to indicate which options to be tendered, all of your eligible options will be tendered.

Q7.	How was the amount of my Cash Payment determined?
In determining the amount of the Cash Payment, we used an average of the calculated fair market value of all the eligible options in the most established and commonly used method of valuing stock options, called the “Black-Scholes” option pricing model. This calculation takes into consideration numerous factors including the recent trading range of our common stock, an assumed stock price volatility ratio, as well as the exercise prices and remaining terms of each eligible option. Some of these factors are objectively determinable, while others, such as appropriate volatility measures, require some judgment. To determine your Cash Payment, take the number of shares underlying each type of eligible option and multiply it by the cash value of that option listed in the table in Section III.2 (beginning on page 8) and then sum the values calculated for each type of option. Our determination as to the amount of your Cash Payment is final. You must make your own determination of the value to you of your eligible options, and you are encouraged to consult with your own financial, accounting, tax and legal advisors. For a more detailed explanation of “Black-Scholes” and other additional information on the determination by us of your Cash Payment, see Section III.2.

Q8.	When will I receive my Cash Payment?
The Offer will expire on Thursday, April 23, 2009 at 11:59 P.M., Pacific Time. You will be entitled to a single lump sum payment promptly, within three business days following the expiration of the Offer, net of all required withholdings. No interest will accrue and no interest will be paid on any portion of the payment, regardless of when paid.

Q9.	Will employees receive additional equity grants in the future?
We have traditionally made periodic grants of stock awards to officers and employees and expect to continue to do so in the future. However, your participation in the Offer will not entitle you to any additional equity grant in the future. We have a limited number of shares available for future grant under our 2003 Amended and Restated Incentive Award Plan. As indicated above, one of our primary purposes for conducting this Offer is to increase the number of awards available for future grants. Thus, although you individually will not be entitled to an additional equity grant by participating in the program, options tendered for purchase will increase the number of shares available for future grant to employees as a whole.

Q10.	Is it likely that an Offer similar to this one will be made in the future?
The Board of Directors is making this Offer, in part, as a result of the special circumstances surrounding the decline in our common stock price and the limited availability of shares for future grants under our 2003 Amended and Restated Incentive Award Plan. Accordingly, while the Board evaluates our compensation programs periodically, it has no current intention to make any similar offer in the future, and expects this to be a one-time event.

Q11.	Why should I consider participating in the Offer?
Currently, you hold eligible options that represent your right to purchase shares of our common stock at a specified price, regardless of the actual market price at the time of your purchase. The specified purchase price for your eligible options was the market price on the date the option was granted. Due to subsequent fluctuations, the market price of a share of stock can be greater than, equal to or less than the specified purchase price of any option. When the market price is greater than the purchase price (otherwise known as an “in the money” option), you receive value from exercising the option, because you are able to buy the stock at less than the current value and sell the resulting share for the higher price. When the market price is equal to or less than the purchase price (otherwise known as an “out of the money” option), you would generally not exercise the stock option, since you would be able to purchase the same shares in the stock market at the same or lower price. If you tender your eligible options for a Cash Payment and all other applicable conditions are met, you will receive a specific payment of cash following the expiration of this Offer. This Cash Payment may or may not be more valuable to you than continuing to hold your eligible options in the future. This determination depends on a number of factors, principally the performance of our common stock, the timing of such performance and your continued employment with us through relevant vesting dates. To illustrate this, consider the following example:
Assume that you hold an option to purchase 1,000 shares of common stock with an exercise price of $5.00 per share at a time when the common stock is trading at $2.50 per share and we are offering a Cash Payment of $1.15 per share underlying the option. The amount of your Cash Payment would be $1,150 if you participated in the Offer. On the other hand, even if fully vested, your option has no currently realizable value to you because it is out of the money (i.e., the exercise price of the option ($5.00 per share) is equal to or greater than the trading price of our common stock).

To help evaluate the relative value of your eligible options and your Cash Payment, consider the following scenarios:
•	If the price of our common stock were to rise to $5.00 per share, the option would have no value to you because it would still not be in the money. Under these circumstances, the option would be less valuable than your $1,150 cash.

•	If the price of our common stock were to rise to $5.25 per share, the option would now be in the money (i.e., the exercise price would be less than the price of our common stock). Specifically, the option would be $0.25 in the money per share, having an aggregate value of $250.00 (i.e., the result obtained by multiplying $0.25 (representing the excess of the market price of $5.25 over the exercise price of $5.00) by 1,000. Under these circumstances, although the option would be in the money, it would still be less valuable than your $1,150 Cash Payment.

•	If the price of our common stock were to rise to $7.00 per share, the option would be $2.00 in the money per share, having an aggregate value of $2,000.00 (i.e., the result obtained by multiplying $2.00 (representing the excess of the market price of $7.00 over the exercise price of $5.00) by 1,000. Under these circumstances, the option would be more valuable than your $1,150 Cash Payment.
The three preceding scenarios do not take into account any timing component or any tax consequences from tendering your options or exercising your options and selling the underlying shares. In evaluating this Offer, you should keep in mind that the future performance of our common stock and the value of your options will depend upon, among other factors, our performance, the performance of the overall stock market and the stability of the United States economy. Accordingly, there are risks associated with keeping your eligible options and deciding not to participate in this Offer. For more information about the risks relating to our business in general and this Offer, in particular, see Section II (beginning on page 5). We recommend that you read the discussion about our business and our financial results contained in our most recent Annual Report on Form 10-K, filed with the SEC, and available at www.sec.gov.

Q12.	Can I participate in this Offer if a portion of my option award is vested and a portion remains unvested?
Yes. Both the vested and unvested portion of your option award would qualify as an eligible option and be eligible for repurchase.

Q13.	If I choose to participate, what will happen to my options that will be tendered?
We will cancel all of your eligible options that are accepted by us for repurchase. You will no longer have any rights or obligations with respect to those options. (For more information, see Sections III.6 and III.12, beginning on page 13 and 18, respectively)

Q14.	Are there conditions to the Offer?
The completion of the Offer is subject to a number of conditions, including the conditions described in Section III.9 of this Offer to Purchase.
Duration of the Offer

Q15.	How long will this Offer remain open?
This Offer begins at 12:01 A.M., Pacific Time, on Monday, March 23, 2009 and is scheduled to remain open until 11:59 P.M., Pacific Time, on Thursday, April 23, 2009 (or, if we extend the Offer period, such later date we will specify). We have no plans to extend the Offer beyond Thursday, April 23, 2009. However, if we do extend the Offer, we will announce the extension no later than 9:00 A.M., Pacific Time, on Thursday, April 23, 2009.

Q16.	If the Offer is extended, how does the extension affect the date on which I receive my Cash Payment?
If we extend the Offer and you participate in it, you will become entitled to your Cash Payment promptly, within three business days following the expiration of the offer, and your options will be cancelled, effective as of 11:59 P.M., Pacific Time, on the date the Offer expires.
How to Elect to Tender Your Eligible Options

Q17.	What do I need to do to participate in the Offer?
To participate, you must complete and sign the Letter of Transmittal and deliver them by email to lisa.broman@spectrumpharm.com or by mail to Attn: Lisa Broman, Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, California 92618. We must receive your election to participate on your Letter of Transmittal by 11:59 P.M., Pacific Time, on Thursday, April 23, 2009 (or, if we extend the Offer period, such later date we will specify), or it will not be given effect. (For more information, see Sections III.4 and III.7, beginning on page 10 and 13, respectively)

Q18.	What will happen if I do not turn in an executed Letter of Transmittal by the deadline?
If you do not return your executed Letter of Transmittal by the deadline, you will not participate in the option repurchase, and all eligible options you currently hold will remain unchanged with their original exercise price and original terms. (For more information, see Section III.4, beginning on page 10)

Q19.	Can I change my election?
Yes. You may withdraw your election to tender options by delivering to us (at the address noted in Question 17) an Election Withdrawal Notice at any time before the expiration of the Offer. Once you have withdrawn your election to tender options, you may re-elect to tender options only by again following the election procedure described in Question 17. (For more information, see Sections III.4 and III.5, beginning on page 10 and 12, respectively)
U.S. Federal Income Tax Considerations for the Offer

Q20.	What are the U.S. federal income and withholding tax consequences of payment of the Cash Payment?
The Cash Payment will be treated as regular cash compensation. As such, you will recognize ordinary income in the year in which your Cash Payment is paid to you. The ordinary income resulting from your Cash Payment will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the payment is made. At the time your Cash Payment is made, we will reduce your payment to reflect all required income and payroll tax withholdings and will send those amounts to the appropriate tax or other authorities. (For more information, see Section III.8, beginning on page 14)

Q21.	Are there any other tax consequences to which I may be subject?
Depending on where you live, there may be additional state or local tax imposed on your tender. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this Offer.
How to Get More Information

Q22.	What should I do if I have additional questions about this Offer?
If you have any other questions about any of the information described in this Offer to Purchase, you may direct them to William Pedranti by phone at (949) 788-6700 or by email at wpedranti@spectrumpharm.com.
II. RISKS OF PARTICIPATING IN THE OFFER
Participating in the Offer involves a number of risks. There are risks associated with keeping your eligible options and deciding not to tender them in the Offer. We strongly encourage you to read the risks associated with our business which are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as our other filings with the SEC. In addition, your participation in the Offer is subject to the following risks.
The amount of the Cash Payment to be paid for your eligible options in the Offer may be less than the net proceeds you would ultimately realize if you kept those options and exercised them sometime in the future.
The Cash Payment that you will receive if you tender your eligible options in the Offer may or may not be more valuable to you than continuing to hold your eligible options in the future. Whether you would realize a greater amount by retaining your eligible options and exercising them in the future, as compared to tendering them in the Offer, will depend primarily on the future market price of our common stock. If the price of our common stock rises sufficiently above the exercise price of your eligible options before the date those options expire, terminate or are forfeited, your tendered options might be worth more than the Cash Payment you could receive by participating in the Offer. On the other hand, if our stock price does not increase sufficiently before the date your eligible options expire, terminate or are forfeited, you could have received a greater benefit by tendering your eligible options in the Offer.
The future performance of our common stock is unpredictable, and will depend upon a number of factors, including the overall economic environment, the performance of the overall stock market and companies in the pharmaceutical sector and the performance of our own business. Also, unvested options that are not tendered will continue to be subject to vesting schedules and options may terminate if your employment terminates.
The amount of the Cash Payment to be paid in the Offer may not accurately reflect the value of your eligible options at the time of the Cash Payment.
The calculation of the amount to be paid for your eligible options in the Offer was based on a widely-used valuation model and relied on numerous assumptions. In addition, the calculation was predicated on the closing price of our common stock on the NASDAQ Global Market on April 8, 2009. If a different model, different assumptions or a different averaging period had been used, the amount to have been paid in the Offer for an eligible option may have varied from the applicable Cash Payment reflected in this Offer.
The amount of the income taxes withheld from the Cash Payment may not reflect the total income taxes applicable to your Cash Payment.
The amount of income tax withholdings from your Cash Payment will be calculated by treating the Cash Payment as “supplemental wages” for federal income tax purposes, and, if applicable, State and local income tax purposes. Supplemental wages are subject to differing income tax withholding methods depending on the circumstances and in some cases elections made by us. These methods of determining income tax withholding may result in an amount of withholding that is more or less than your actual income taxes on your Cash Payment. If your actual income taxes are more than the amount withheld, you would be required to pay this additional amount pursuant to your personal method of paying such additional taxes.

III. THE OFFER
The following information provides important additional details regarding the Offer.
1. General; Eligibility; Offer Expiration Time
We are offering to purchase for cash eligible Spectrum Pharmaceuticals stock options held by eligible employees. We are making this Offer upon the terms and subject to the conditions described in this Offer to Purchase.
Eligible Employees. Only “eligible employees” may participate in this Offer. Eligible employees are only those employees of the Company or one of its subsidiaries as of Monday, March 23, 2009, including officers, who continue to be employees through the expiration date of the Offer on Thursday, April 23, 2009, or such later date if the Offer is extended. Termination of employment or service during the Offer period will result in an employee no longer being considered an Eligible Employee.
Employees on vacation or an approved leave of absence during the Offer period may participate in the Offer. All employees, including those on vacation or on leave during the Offer period, are subject to the same deadline to tender eligible options reflected in this Offer to Purchase.
Eligible Options. We are offering to purchase only Spectrum Pharmaceuticals stock options that are “eligible options.” “Eligible options” are stock options exercisable for Spectrum Pharmaceuticals common stock that:
•	were granted at anytime under our Third Amended and Restated 1997 Stock Incentive Plan and 2003 Amended and Restated Incentive Award Plan;

•	have an exercise price that is equal to or greater than $5.00 per share; and

•	are outstanding (that is, are not previously exercised, expired, terminated or forfeited) on Monday, March 23, 2009 and on Thursday, April 23, 2009, the date the Offer expires.
We refer to our Third Amended and Restated 1997 Stock Incentive Plan and 2003 Amended and Restated Incentive Award Plan as the “Plans.”
Eligible options include vested and unvested options, and incentive stock options as well as nonqualified stock options. We have the sole authority to determine which stock option grants are “eligible options” under the Offer.
If an employee stock option that you hold expires, terminates or is forfeited before the date the Offer expires, that stock option will not be an “eligible option.” Likewise, unvested employee stock options that expire, terminate or are forfeited before the date the Offer expires, will not be “eligible options;” only stock options that have not expired, terminated or been forfeited, and that remain outstanding on the date the Offer expires, will be “eligible options.”
As of March 23, 2009, options to purchase up to 7,803,872 shares of our common stock were issued and outstanding under all of our stock option plans. Of these options, 2,954,072 are eligible for repurchase under this Offer.

If you would like to confirm your eligible options, you may email lisa.broman@spectrumpharm.com to request this information.
Tenders of options that do not qualify as “eligible options” will not be accepted. Our determination of eligibility of options for purchase under the Plans is final and binding on all parties.
Offer Expiration Time. The Offer begins at 12:01 A.M., Pacific Time, on Monday, March 23, 2009 and is scheduled to remain open until 11:59 P.M., Pacific Time, on Thursday, April 23, 2009 (or, if we extend the Offer period, such later date that we will specify). We currently have no plans to extend the Offer beyond Thursday, April 23, 2009. However, if we do extend the Offer, we will announce the extension by making a public announcement no later than 9:00 A.M., Pacific Time, on the next business day following the previously-scheduled expiration date. See Section III.7 for a description of our rights to extend, delay, terminate and amend the Offer.
We will publish a notice if we decide to:
•	increase or decrease the Cash Payment for your eligible options; or

•	change the number or type of options eligible to be tendered in the Offer.
If the Offer is scheduled to expire within ten business days after the date on which we notify you of such an increase, decrease or change, we will also extend the Offer for a period of at least ten business days after the date the notice is published.
Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by email and making any appropriate filings with the SEC.
A “business day” means any day other than a Saturday, a Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 A.M. (midnight) Pacific Time.
No Impact on Future Awards. Your decision to participate or not to participate in the Offer will not affect decisions on whether you are granted additional options or equity awards in the future. Eligibility for future grants of options and equity awards will remain subject to our discretion and will not depend on whether you participate in the Offer. In general, we have historically granted equity compensation to selected officers, employees and directors and expect to continue to do so.
2. Cash Payment for Eligible Options
Amount of Cash Payment. The Company is offering a Cash Payment in the amount set forth below for each share of our common stock subject to an eligible option with the exercise price indicated in the table below. The Cash Payment amount shown below does not reflect required income and payroll tax withholdings.

Exercise Price	Per Share Cash Payment
$5.00 — 9.99	$1.15
$10.00 and over	$0.01
To determine your total Cash Payment, take the number of shares underlying each eligible option you wish to tender and multiply it by the per share Cash Payment of that option listed in the table above and then sum the values calculated for each type of option. For example, if an eligible employee holds an eligible option for 1,000 shares of common stock with an exercise price of $5.00, we are offering a Cash Payment of $1.15 x 1,000, or a total of $1,150, for that option. The Company’s determination as to the amount of your Cash Payment is final and binding on all parties.

Valuation. The amount to be paid for eligible options is based on a valuation of the eligible options before the start of the Offer.
The Black-Scholes option valuation model was used as a basis for determining the Cash Payment amounts for the eligible options. The Black-Scholes model is an established and commonly used method for valuing stock options and uses the following factors: stock price, the exercise price of the option, the current risk-free interest rate, the volatility of the relevant stock price, the expected dividend yield of the stock, and the expected life of the option. Some of these inputs are objectively determinable, while others, such as appropriate volatility measures, require some judgment. For purposes of this calculation, we used the following measures:
•	Stock price: the closing price of our common stock on April 8, 2009 was $2.50;

•	Exercise price: the actual exercise price of the option being valued;

•	Risk-free interest rate: a rate based on the Treasury bill rate for notes having a maturity that most nearly corresponds to the expiration date of the option being valued: 2.50%;

•	Volatility: 65.9%;

•	Dividend yield: 0.0%; and

•	Expected life of option: 100% of remaining term of the option being valued.

3. Purpose
We believe that an effective and competitive employee incentive program is imperative for the future growth and success of the Company. The principal reasons we originally granted the eligible options was to provide an incentive to our valued employees to remain our employees, to help us create stockholder value and to share in the stockholder value that they create. However, declines in the trading price of our common stock since the time these stock option grants were made, have caused many of our outstanding stock options to be “out of the money” (for more information about “in the money” and “out of the money” options, see Question 11). Unfortunately, this decline in the price of our common stock has substantially eliminated the incentive and retention value of the options granted to our employees.
In addition, due to our rapid growth over the past few years and a low personnel turnover rate combined with our success in financing our operations without having to issue additional equity, we have a limited number of shares available for future grant under our 2003 Amended and Restated Incentive Award Plan, which is currently limited to a percentage of outstanding stock. We wish to provide our employees the opportunity to benefit from their significant contributions to our business despite the loss of the stock’s value, and to provide an additional incentive to remain with us by allowing for employees to realize some cash value for “out of the money” options thus realizing a small portion of the original value of the grants, which have been charged as compensation expense over the years. Additionally, this program increases the pool of shares available for future grant under our 2003 Amended and Restated Incentive Award Plan, which grants will allow us to provide incentives to our employees that align their interest with that of our stockholders.
4. Procedures for Tendering Eligible Options
You may tender your options only as described in this Section III.4. Tender by any other means will not be effective.

Electing to Participate and Tender Options. To participate in the Offer, you must tender eligible options before the expiration of the Offer. To tender your eligible options, you must complete and sign the Letter of Transmittal and deliver it to us by email to lisa.broman@spectrumpharm.com or by mail to Attn: Lisa Broman, Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, California 92618, which must be submitted before 11:59 P.M., Pacific Time, on Thursday, April 23, 2009 (or, if we extend the Offer, such later date we will specify). If you do not submit your completed Letter of Transmittal before 11:59 P.M., Pacific Time, on Thursday, April 23, 2009, your tender of eligible options will not be given effect.
If you elect to participate in the Offer, you may elect to tender any or all of your eligible options. However, if you tender an eligible option, you must tender all shares underlying that option. If you elect to tender your options, but you fail to indicate which options to be tendered, all of your eligible options will be tendered.
For your election to participate in the Offer to be valid, you must make your election by 11:59 P.M., Pacific Time, on Thursday, April 23, 2009 (or, if we extend the Offer, such later date we will specify). If you do not make any election by completing and signing the Letter of Transmittal and deliver it to us by 11:59 P.M., Pacific Time, on the date the Offer expires, you will not participate in the Offer, and all of your eligible options will remain outstanding with their original exercise price and original terms.
Electing Not to Participate. Participation in the Offer is voluntary. If you do not want to tender your options in the Offer, you do not need to do anything. Any eligible options that you do not validly tender will remain outstanding on the same terms and conditions on which they were granted.
Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to form, validity (including time of receipt), eligibility and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of eligible options that we determine were not properly effected or that we determine are unlawful to accept. Otherwise, we expect to accept all validly tendered eligible options from eligible employees on the date that the Offer ends that are not properly withdrawn. We may waive any defect or irregularity in any election with respect to any particular eligible options or any particular eligible employee. No eligible options will be treated as properly tendered until any defects or irregularities that we identify have been cured by the eligible employee tendering the eligible options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any election or of any defects or irregularities involved in the purchase of any eligible options, and no one will be liable for failing to give notice of receipt of any election or any defects or irregularities.
Our Acceptance Constitutes an Agreement. Your election to tender your eligible options according to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. Our acceptance of your eligible options that are properly tendered will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer. When we accept your properly tendered options, the options automatically will be cancelled and rendered null and void and you, by tendering your eligible options, irrevocably release all of your rights with respect to the eligible options.

5. Withdrawal Rights
You may withdraw your election to tender eligible options only if you comply with the provisions of this Section III.5.
To withdraw your election to tender options in the Offer, you must effect a withdrawal by completing and submitting the Election Withdrawal Notice to Lisa Broman (as provided above), at any time before 11:59 P.M., Pacific Time, on Thursday, April 23, 2009. If we extend the Offer beyond that time, you may withdraw your tender of eligible options at any time until the expiration of the extended deadline.
Once you have withdrawn your tender of eligible options, you may not revoke that withdrawal. Rather, if you change your mind and decide you want to re-tender your eligible options after you have withdrawn them, you must again follow the election procedure described in Section III.4 above before the expiration of the Offer.
We will determine all questions as to the form and validity (including time of receipt) of withdrawals. Our determination of these matters will be final and binding on all parties. Neither we nor any other person is obligated to give you notice of any errors in any withdrawal, and no one will be liable for failing to give notice of any errors.

6. Acceptance of and Payment for Eligible Options
Acceptance. If you are an eligible employee and validly tender eligible options that you do not withdraw from the Offer before the date the Offer expires, those options will be cancelled when we accept them for Cash Payment and you will no longer have any rights with respect to those options.
Timing of Acceptance. Subject to our rights to extend, terminate and amend the Offer before the date the Offer expires, we will accept promptly after the expiration of the Offer all validly tendered eligible options that have not been properly withdrawn.
Cash Payment. The Company will pay you promptly, within three business days, after expiration of the Offer (including any extensions of the expiration date of the Offer) for properly tendered options that are not validly withdrawn and are accepted for Cash Payment. Cash Payments will be made through our payroll system.
The Cash Payment generally will be taxable income to the eligible employee and the amount will be subject to all required income and payroll tax withholdings. For information about applicable tax withholding requirements, see Section III.8. No interest will accrue and no interest will be paid on any portion of the Cash Payment, regardless of when paid. The Cash Payment will not be subject to any vesting condition or otherwise subject to forfeiture.
Termination of Option Agreements. Upon our acceptance of your eligible options that you tender in this Offer, your currently outstanding option agreements relating to the tendered eligible options automatically will be cancelled and rendered null and void and you, by tendering your eligible options, irrevocably release all of your rights thereunder.
7. Extension of Offer; Termination; Amendment
We may at any time and from time to time extend the period of time during which the Offer is open and thereby delay accepting any eligible options tendered for purchase by publicly announcing the extension and giving oral, written or electronic notice of such extension to the eligible employees.
Before the expiration date of the Offer, we may postpone our decision of whether or not to accept and cancel any eligible options in our discretion. In order to postpone accepting and canceling, we must publicly announce the postponement and give oral, written or electronic notice of the postponement to the eligible employees. Our right to delay accepting eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”), which requires us to pay the consideration offered or return the tendered options promptly after we terminate or withdraw the Offer.
Before the expiration date of the Offer, we may terminate the Offer if any of the conditions specified in Section III.9 occurs. In such event, any tendered eligible options will continue to be held by the tendering eligible employee as if no tender had occurred. We will provide oral, written or electronic notice of any such termination to all eligible employees holding eligible options.

As long as we comply with applicable law, we reserve the right, in our discretion, to amend the Offer in any respect, including decreasing or increasing the amount of the Cash Payment or by changing the number or type of options eligible to be purchased in the Offer. If we extend the length of time during which the Offer is open, such extension will be announced no later than 9:00 A.M., Pacific Time, on the next business day after the last previously scheduled or announced time for expiration of the Offer. Any amendment will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change. Without limiting the manner in which we may choose to disseminate any amendment, except as required by law, we have no obligation to publish, advertise or otherwise communicate any amendment to the Offer other than to eligible employees.
If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period the Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:
•	increase or decrease in the Cash Payment for your eligible options; or

•	change the number or type of options eligible to be tendered in the Offer.
If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the Offer for a period of at least ten business days after the date the notice is published.
8. Material U.S. Federal Income Tax Consequences
The following summarizes the material U.S. federal income tax consequences of the Offer to you. The following applies to individuals who are treated as our employees for federal income tax purposes. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to change. In addition, circumstances unique to certain individuals may change the usual income tax results.
The cash to be paid for eligible options tendered in the Offer will be treated as regular cash compensation. As such, you will recognize ordinary income in the year in which the cash is paid to you. The ordinary income will be reflected in the Form W-2 reported to the Internal Revenue Service for you by us for the year in which the Cash Payment is made. The amount of cash paid to you in exchange for eligible options tendered in the Offer will be reduced by all required income and payroll tax withholdings.

The amount of income tax withholdings from your Cash Payment will be calculated by treating the Cash Payment as “supplemental wages” for federal income tax purposes, and, if applicable, State and local income tax purposes. Supplemental wages are subject to differing income tax withholding methods depending on the circumstances and in some cases elections made by us. These methods of determining income tax withholding may result in an amount of withholding that is more or less than your actual income taxes on your Cash Payment. Such additional income tax payment owed by you is made to the taxing authorities pursuant to your personal method of paying such additional taxes.
9. Conditions to Completion of the Offer
We will not be required to accept any eligible options tendered if any of the events described below occurs. We may terminate or amend this Offer, or postpone our acceptance and cancellation of any eligible options tendered for purchase, if at any time on or after Monday, March 23, 2009 and on or before the date the Offer expires, we determine that any event described below has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with this Offer or to accept and cancel eligible options tendered for purchase. The events are:
(a)	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer or the acquisition of some or all of the eligible options tendered for purchase pursuant to this Offer, including any determination by the NASDAQ Stock Market, LLC that this Offer would require stockholder approval under its rules and regulations;

(b)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:
(i)	make the acceptance for purchase or the purchase of some or all of the eligible options elected for tender illegal or otherwise restrict or prohibit consummation of this Offer;

(ii)	delay or restrict our ability, or render us unable, to accept for purchase or to purchase eligible options for some or all of the eligible options tendered for purchase; or

(iii)	materially and adversely affect our business, condition (financial or other), income, operations or prospects;

(c)	there shall have occurred:
(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v)	any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock; or

(vi)	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof.
(d)	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
(i)	any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before March 23, 2009;

(ii)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before March 23, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or
(e)	any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may have a material adverse effect on us, or if our Board of Directors determines that the Offer is no longer in our or our shareholders’ best interests.
These conditions are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them before the expiration of the Offer. We may waive them at any time and from time to time before the expiration of the Offer in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section III.9 may be challenged by an eligible option holder only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

10. Price Range of Common Stock Underlying Eligible Options
There is no established trading market for the eligible options. The security underlying the eligible options is shares of our common stock. Our common stock currently trades on the NASDAQ Global Market under the symbol “SPPI.”
The following table presents the high and low sales prices per share of our common stock for the periods indicated as reported by the NASDAQ Global Market:

	High	Low
Year Ended December 31, 2007
First Quarter	$7.11	$5.27
Second Quarter	$7.75	$6.18
Third Quarter	$7.88	$3.48
Fourth Quarter	$4.73	$2.58
Year Ending December 31, 2008
First Quarter	$3.35	$2.25
Second Quarter	$2.98	$0.46
Third Quarter	$1.90	$1.30
Fourth Quarter	$2.25	$0.55
Year Ending December 31, 2009
First Quarter	$2.10	$1.39
Second Quarter (through April 9, 2009)	$2.76	$1.75
As of April 8, 2009, the closing price of our common stock as reported by the NASDAQ Global Market was $2.50 per share.
You should obtain current market prices for our common stock before you decide whether to tender your eligible options.
11. Interests of Executive Officers; Transactions and Arrangements Concerning Eligible Options
All of our officers who hold eligible options are able to participate in this Offer.
As of March 20, 2009, our executive officers as a group held eligible options to purchase an aggregate of up to 2,124,600 shares of our common stock. The table shown below lists the eligible options held by each executive officer as of March 20, 2009. A list of our current executive officers and the number of options and shares beneficially owned by each of them as of March 20, 2009 is as follows:

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

		Number of	Percentage	Number of
		Shares	of Shares	Shares
		Underlying	Underlying	Underlying	Percentage
		Eligible	Eligible	Outstanding	of Shares	Number
		Options	Options	Options	Underlying	of	Percentage
	Positions and	Subject to	Subject to	Beneficially	Outstanding	Shares	of Shares
Name	Offices Held	Offer	Offer	Owned (2)	Options (3)	Owned	Owned
Rajesh C. Shrotriya(1)	Chairman, Chief	1,774,600	60%	3,601,600	49%	586,259	1.8%
Executive Officer
and President
Shyam Kumaria(1)	Vice President of	350,000	12%	560,000	63%	100,999	.3%
Finance and
Secretary

(1)	The address of each executive officer is c/o Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, California 92618, and the telephone number of each director and executive officer is (949) 788-6700. The information set forth in this table is as of March 20, 2009.

(2)	This number includes all options held by each executive officer, vested and unvested.

(3)	This percentage is of all options outstanding under all equity plans of the Company.
We also refer you to our 2008 annual meeting proxy statement, filed with the SEC on April 29, 2008, for information concerning agreements, arrangements and understandings between us and other persons with respect to our common stock. A copy of our proxy statements can be found on the SEC’s web site at www.sec.gov and are incorporated by reference into this document.
A list of transactions in our employee stock options during the past sixty days involving our executive officers is as follows:
TRANSACTIONS BY OUR EXECUTIVE OFFICERS WITHIN THE LAST SIXTY DAYS
None.
12. Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer
Eligible options that we purchase in the Offer will be cancelled immediately upon our acceptance of the tender of such options after expiration of the Offer. With respect to eligible options granted under our Third Amended and Restated 1997 Stock Incentive Plan, those options will be terminated. With respect to eligible options granted under our 2003 Amended and Restated Incentive Award Plan that we purchase in the Offer, the shares of common stock subject to those options will be returned to the pool of awards for the grant of new awards without further shareholder action.
The aggregate amount of the Cash Payments would be approximately $3.4 million if all eligible options are purchased in the Offer. The aggregate amount of the Cash Payments made in exchange for eligible options will be charged to stockholders’ equity to the extent that the amount does not exceed the fair value of the eligible options accepted for Cash Payment, as determined at the purchase date. The amount paid in excess of that fair value, as determined at the purchase date, will be recorded as compensation expense. For unvested options that are purchased, the amount of compensation cost measured at the grant date but not yet recognized will be recognized at the purchase date. Accounting for the Offer will be reflected on our consolidated financial statements for the quarter in which the Offer is completed, which we expect to be in the second quarter of our 2009 fiscal year. If all the unvested eligible options are tendered and accepted, the amount of the income statement charge would be approximately $1.5 million.

13. Legal Matters; Regulatory Approvals
We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the eligible options or the payment of the Cash Payments for eligible options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and payment for, eligible options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept tendered options and to pay the Cash Payment is subject to the conditions described in Section III.9.
14. Fees and Expenses
We will not pay any fees or commissions to any broker, dealer or other person for asking eligible employees to tender eligible options under the Offer.
15. Source and Amount of Consideration
As of March 23, 2009, eligible options to purchase up to 2,954,072 shares of our common stock were outstanding and held by eligible employees. If all eligible options are tendered to us for purchase under the Offer, the aggregate Cash Payments will be approximately $3.4 million. We anticipate making payment to tendering eligible employees for the purchase of eligible options pursuant to the Offer.
16. Information Concerning Spectrum Pharmaceuticals, Inc.
Spectrum Pharmaceuticals, Inc. is a biopharmaceutical company that acquires, develops and commercializes a diversified portfolio of oncology and other drug candidates that meet critical health challenges for which there are few other treatment options. We have two marketed products, Fusilev™ and Zevalin®. Zevalin® is currently marketed in the United States by RIT (Radioimmunotherapeutics) Oncology, LLC, a wholly-owned subsidiary of the Company. Our pipeline includes promising early and late stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients, such as at-home chemotherapy and new treatment regiments for refractory disease.
Spectrum Pharmaceuticals, Inc. is a Delaware corporation that was originally incorporated in Colorado as Americus Funding Corporation in December 1987, became NeoTherapeutics, Inc. in August 1996, was reincorporated in Delaware in June 1997, and was renamed Spectrum Pharmaceuticals, Inc. in December 2002. Our principal executive offices are located at 157 Technology Drive, Irvine, California 92618, and our telephone number at that address is (949) 788-6700. Additional information concerning us can be in our periodic filings with the SEC which are available on our website at www.spectrumpharm.com and on the SEC’s website at www.sec.gov. Please see Section 18 of “The Offer” of this Offer to Purchase for instructions on how to access or receive copies of our most recent Annual Report on Form 10-K and our other periodic filings with the SEC.
17. Corporate Plans, Proposals and Negotiations
We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in repurchases of our outstanding common stock in either open market or privately negotiated transactions or may engage in issuances of shares of our common stock or other capital raising transactions, depending on market conditions and other relevant factors. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of director positions with us or with existing members of management for changes in positions, responsibilities or compensation. We also enter into agreements for the purchase and sale of products and services, engage in purchases and sales of assets (and incur indebtedness from time to time in the ordinary course of business).
Subject to the foregoing and except as otherwise disclosed in this Offer to Purchase or in our filings with the SEC, we are not engaged in any material plans, proposals or negotiations that relate to or will result in:
•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy, or our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	any other changes to our present Board of Directors or management;

•	our common stock not being authorized for listing on the NASDAQ Global Market;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any additional securities of us or the disposition of any of our securities; or

•	any changes in our Certificate of Incorporation, Bylaws or other governing instruments or any actions that could impede the acquisition of control of us.
18. Additional Information
With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC on March 23, 2009, as amended, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You should review the Schedule TO, including the exhibits, before making a decision on whether to participate in the Offer.
The SEC allows us to “incorporate by reference” information into this Offer to Purchase. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Offer. This Offer incorporates by reference the documents listed below that we have previously filed with the SEC:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 31, 2009 (File No. 000-28782);

•	the Definitive Proxy Statement for our 2008 Annual Meeting of Shareholders, filed with the SEC on April 29, 2008 (File No. 000-28782);

•	our Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations, except as indicated) filed with the SEC on April 30, 2008, June 26, 2008, and December 11, 2008;

•	the description of our Common Stock contained in the Registration Statement filed with the Securities and Exchange Commission on Form 8-A (File No. 000-28782), as filed on December 26, 2000 under Section 12(g) of the Exchange Act, together with any amendments or reports filed for the purposes of updating such description; and
We will also amend this Schedule TO to incorporate all documents that we file with the SEC after the date of this Offer to Purchase pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the expiration of the Offer. Nothing in this Offer to Purchase shall be deemed to incorporate information furnished but not filed with the SEC.
We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements, information statements and other information about issuers, like Spectrum Pharmaceuticals, Inc., who file electronically with the SEC. The address of that web site is www.sec.gov.
In addition, our common stock is listed on the Nasdaq Global Market and similar information concerning us can be inspected and copied at the offices of The Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.
You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:
William N. Pedranti, Esq.
Vice President, General Counsel
Spectrum Pharmaceuticals, Inc.
157 Technology Drive
Irvine, California 92618
Telephone: (949) 788-6700
Statements contained in this Offer to Purchase as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to our registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.
19. Miscellaneous; Forward-Looking Statements
Our SEC reports referred to above contain certain forward-looking statements which reflect our views as of the time of the filing of the respective reports with respect to future events and financial performance. All statements, other-than statements of historical fact, may be forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future product development activities and costs, the revenue potential (licensing, royalty and sales) of our product candidates, the safety and efficacy of our drug products, the regulatory success of our products, the timing and likelihood of achieving regulatory development milestones and product revenues, the sufficiency of our capital resources, and other statements containing forward-looking words, such as, “believes,” “may,” “could,” “will,” “expects,” “intends,” “estimates,” “anticipates,” “plans,” “seeks,” or “continues.” Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Readers should not put undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified; therefore, our actual results may differ materially from those described in any forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in our periodic reports filed with the SEC including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. These factors include, but are not limited to:
•	our ability to successfully develop, obtain regulatory approvals for and market our products;

•	our ability to generate and maintain sufficient cash resources to fund our business;

•	our ability to enter into strategic alliances with partners for manufacturing, development and commercialization;

•	efforts of our development partners;

•	the ability of our manufacturing partners to meet our timelines;

•	our ability to identify new product candidates;

•	the timing and/or results of pending or future clinical trials;

•	actions by the FDA and other regulatory agencies;

•	demand and market acceptance for our approved products; and

•	the effect of fast changing economic and financial conditions.
We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this Offer to Purchase except as required by law.
We are not aware of any jurisdiction where the making of the Offer violates applicable law. If we become aware of any jurisdiction where the making of the Offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders of eligible options for cancellation be accepted from or on behalf of, the eligible employees residing in such jurisdiction.

SPECTRUM PHARMACEUTICALS, INC.
April 9, 2009